Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Timber Pharmaceuticals, Inc.:

We consent to the use of our report incorporated by reference herein.

Our report dated March 23, 2021, contains an explanatory paragraph that states that Timber Pharmaceuticals, Inc. has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey

September 27, 2021